Exhibit 10.1

Execution Version
SUPPORT AGREEMENT
This Support Agreement (together with the attachments hereto, this “Agreement”), dated as of February 26, 2016, is by and among ION Geophysical Corporation, a Delaware corporation (“ION”, together with its subsidiaries and affiliates, the “Company”), and each undersigned holder, in its capacity as described in the attached signature page (each, a “Supporting Noteholder”, and collectively, the “Supporting Noteholders”), of certain of the Company’s 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”) issued by ION pursuant to that certain Indenture, dated as of May 13, 2013, among the Company, Wilmington Trust, National Association, as trustee, U.S. Bank National Association, as collateral agent and the subsidiary guarantors named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof, the “Existing Notes Indenture”). The Company and the Supporting Noteholders are referred to herein collectively as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the Parties have agreed on certain terms and conditions of an exchange offer for the Existing Notes (the “Exchange Offer”) as set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”), which is expressly incorporated herein and made a part of this Agreement;
WHEREAS, the Exchange Offer will be conducted pursuant to an Offer to Exchange and Consent Solicitation Statement (as it may be amended and supplemented from time to time in accordance with this Agreement, the “Offer to Exchange”);

WHEREAS, pursuant to and subject to the terms and conditions of this Agreement and the Term Sheet, each of the Supporting Noteholders has agreed to tender the Existing Notes held by such holder as of the date hereof (the “Subject Notes”) in the Exchange Offer, which shall be made by the Company pursuant to a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, as part of the Exchange Offer, each eligible holder of the Existing Notes shall have the right to exchange its Existing Notes for consideration consisting of, for each $1000 of principal amount of Existing Notes validly exchanged, (x) $1,000 in principal amount of 9.125% Senior Secured Second Priority Notes due 2021 to be issued by the Company (the “New Notes”) and (y) ten (10) shares (the “New Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on terms and conditions consistent with those set forth herein and in the Term Sheet;

WHEREAS, as part of the Exchange Offer, each eligible participant who validly tenders all of its Existing Notes in the Exchange Offer will have the option to tender all or a portion of its Existing Notes so tendered for cash (the “Cash Tender Option”), on terms and conditions consistent with those set forth herein and in the Term Sheet;

WHEREAS, in connection with the Exchange Offer, the Company shall solicit consents (the “Consents”) from the holders of the Existing Notes to certain amendments (the “Amendment”) to the Existing Notes Indenture (the “Consent Solicitation”);
WHEREAS, in connection with the Company’s issuance of the New Notes, that certain Revolving Credit and Security Agreement dated as of August 22, 2014 (as amended by the First Amendment dated

August 4, 2015, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time) by and among ION, certain other subsidiary borrowers a party thereto, certain lenders a party thereto, and PNC Bank, National Association, as agent (the “PNC Facility”), will be amended or amended and restated (the “PNC Amendment”); and

WHEREAS, as part of the Exchange Offer, the second lien intercreditor agreement dated as of May 13, 2013 by and among ION, the various subsidiaries of ION party thereto as grantors, PNC Bank, National Association, as the successor First Lien Representative and First Lien Collateral Agent for the First Lien Secured Parties, Wilmington Trust, National Association, as Second Lien Representative for the Second Lien Secured Parties, and U.S. Bank National Association, as Second Lien Collateral Agent for the Second Lien Secured Parties (as subsequently amended and modified from time to time, the “Second Lien Intercreditor Agreement”) will be amended (the “Second Lien Intercreditor Agreement Amendment”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each of the Parties hereby agrees as follows:
Section 1.Definitions. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to such terms in the Term Sheet.
Section 2.    Representations and Warranties of Supporting Noteholders. Each Supporting Noteholder hereby represents and warrants, severally and not jointly in the case of each Supporting Noteholder, to the Company that the following statements are true and correct as of the date hereof and as of the Closing:
(a)    Such Supporting Noteholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Supporting Noteholder, the consummation of the transactions contemplated hereby and the performance of such Supporting Noteholder’s obligations hereunder have been duly authorized by all necessary corporate action on the part of such Supporting Noteholder. No other proceedings on the part of such Supporting Noteholder and no other votes or written consents or actions or proceedings by or on behalf of such Supporting Noteholder are necessary to authorize this Agreement or the performance of such Supporting Noteholder’s obligations hereunder.
(b)    This Agreement has been duly and validly executed and delivered by such Supporting Noteholder. This Agreement constitutes the valid and binding obligation of such Supporting Noteholder, enforceable against such Supporting Noteholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)    The execution, delivery or performance of this Agreement by such Supporting Noteholder and the transactions contemplated hereby, and such Supporting Noteholder’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of such Supporting Noteholder’s organizational or governing documents; (ii) conflict with or violate any law or order applicable to such Supporting Noteholder or its Subject Notes; (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any material contract, agreement, arrangement or understanding that is binding on such Supporting Noteholder or any of its properties or assets or (iv) result in the creation of any lien or encumbrance upon any of such Supporting Noteholders’ Subject Notes, except in the case of clauses (ii) or (iii), as would not have a material adverse change in the Supporting Noteholder’s ability to complete the transactions contemplated hereby.
(d)    Such Supporting Noteholder is (or is acting in its capacity as discretionary investment manager with authority to bind) the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the aggregate principal amount of the Subject Notes set forth on Schedule I attached hereto.
(e)    Such Supporting Noteholder beneficially owns the Subject Notes held by such Supporting Noteholder free and clear of any liens, charges, claims, encumbrances, participations, security interests and similar restrictions and any other restrictions that could adversely affect the ability of such Supporting Noteholder to perform its obligations hereunder, and upon the consummation of the Exchange Offer, the Company will acquire good and unencumbered title to such Subject Notes.
Section 3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Supporting Noteholders that the following statements are true and correct as of the date hereof and as of the date of the closing of the transactions contemplated by this Agreement and the Offer to Exchange (the “Closing”):
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and carry out the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. No other proceedings on the part of the Company and no other votes or written consents or actions or proceedings by or on behalf of the Company are necessary to authorize this Agreement and the transactions contemplated hereby or the performance of its obligations hereunder.
(b)    This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)    The execution, delivery or performance of this Agreement by the Company and the transactions contemplated hereby, and the Company’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the organizational or governing documents of the Company or any of its subsidiaries; (ii) conflict with or violate any law or order applicable to the Company or any of its subsidiaries; (iii) assuming that (A) the Amendment, the Second Lien Intercreditor Agreement Amendment and the PNC Amendment are effectuated and (B) the preemptive rights set forth in that certain Investor Rights Agreement dated as of March 25, 2010, by and between the Company and BGP Inc., China National Petroleum Corporation (the “Investor Rights Agreement”), are complied with or waived, require any consent or approval under, violate, conflict with, result in any breach of, or constitute a or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on the Company or any of its respective properties or assets (including, without limitation, the Existing Notes Indenture, the PNC Facility, the Second Lien Intercreditor Agreement and any of the other indentures or agreements under which the Company has issued debt securities or has outstanding indebtedness (the “Debt Documents”)), except in the case of clauses (ii) or (iii), as would not have a Material Adverse Effect (defined below in Section 11(a)iv)).
(d)    Prior to or at Closing, (i) the New Shares will have been duly authorized and reserved for issuance and, when issued in connection with the Exchange Offer, will be validly issued, fully paid and non-assessable, (ii) the New Shares will have been duly authorized for listing on the New York Stock Exchange (“NYSE”), subject only to official notice of issuance, (iii) except as set forth in the Investor Rights Agreement, the issuance of the New Shares is not subject to any preemptive or similar rights and (iv) no shareholder vote is required for the issuance of Common Stock in connection with the Exchange Offer (other than to holders of Common Stock deemed to be a “Related Party” under Section 312.03 of the NYSE Listed Company Manual) under applicable NYSE rules. As of the date of this Agreement, there are 14,819,192 shares of Common Stock that are authorized, unissued and unreserved.
(e)    The Company is not a party to any contract or agreement with any current or prospective holder of the Existing Notes (other than non-disclosure agreements) with respect to the Exchange Offer or the acquisition, repurchase or exchange of any of the Existing Notes, other than with respect to this Agreement.
(f)    The Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (collectively, “SEC Filings”), since December 31, 2012 (the SEC Filings since December 31, 2012 and through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Neither the Company nor any of its subsidiaries is in material breach of, or default under, any Debt Document, and there exists no event of default or circumstance that would, with the passage of time or the giving of notice or both, result in a default or event of default, under any Debt Document.
(g)    The consolidated financial statements of the Company contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(h)    The New Notes to be issued by the Company will, at Closing, be in the form contemplated by the New Notes Indenture, will have been duly authorized for issuance and sale pursuant to this Agreement and the New Notes Indenture and will have been duly executed by the Company and, when authenticated in the manner provided for in the New Notes Indenture and delivered to the Supporting Noteholders in connection with the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the New Notes Indenture. The guarantees of the New Notes at Closing will be in the form contemplated by the New Notes Indenture and will have been duly authorized for issuance pursuant to this Agreement and the New Notes Indenture; the guarantees of the New Notes, at Closing, will have been duly executed by each of the guarantors and, when the New Notes have been authenticated in the manner provided for in the New Notes Indenture and issued and delivered to the Supporting Noteholders in connection with the Exchange Offer, the guarantees of the New Notes will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the respective indentures.
(i)    The Second Lien Intercreditor Agreement Amendment and additional security documents contemplated in the New Notes Indenture have been duly authorized by each the Company and the guarantors that are party thereto, and, at Closing, will have been duly executed and delivered by each such entity and will constitute a valid and binding agreement of each such entity, enforceable against each such entity in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors.
(j)    At the Closing, the Company will have sufficient funds to enable it to pay all of its obligations in connection with the Cash Tender Option up to the Cash Tender Cap.
Section 4.    Covenants.
(a)    The Company agrees that it shall commence the Exchange Offer and Consent Solicitation within twenty (20) business days of the date of this Agreement, in accordance with the terms set forth in the Offer to Exchange; provided that holders of not less than 60% in aggregate principal amount of the Existing Notes have executed this Agreement.
(b)    The Company agrees that except as provided in this Agreement or the Term Sheet, the Company shall not waive any condition precedent to consummation of the Exchange Offer as set forth herein, in the Term Sheet or in the Offer to Exchange without the prior written consent of Supporting Noteholders holding at least 50.1% of the aggregate principal amount of all Existing Notes held by all of the Supporting Noteholders as of the relevant time of determination and including, Gates Capital Management, Inc. so long as it continues to hold at least 80% of the aggregate principal amount of Existing Notes as it holds on the date hereof (collectively, the “Requisite Holders”).
(c)    The Company agrees that it (i) will provide the Supporting Noteholders and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), as legal counsel to certain of the Supporting Noteholders, with an opportunity to review and comment on drafts of all proposed definitive documentation relating to the Exchange Offer and Consent Solicitation, including the Offer to Exchange and all documentation necessary or desirable to effectuate the transactions contemplated by this Agreement, the Term Sheet and the Offer to Exchange (such documents, including the Offer to Exchange, the “Transaction Documents”), and the final forms of the Transaction Documents shall be subject to the Requisite Holders’ approval in all respects, (ii) will not (a) add any conditions to the Exchange Offer other than as set forth in the Term Sheet or the Offer to Exchange or (b) amend any of the terms or conditions of the Exchange Offer or the Transaction Documents in a manner that is inconsistent with the Term Sheet or is adverse in any material respect to the Supporting Noteholders without the prior written consent of the Requisite Holders.
(d)    The Company agrees that it shall (i) prepare or cause to be prepared the Transaction Documents, (ii) take all steps reasonably necessary or desirable to commence the Exchange Offer as soon as practicable consistent with this Agreement and the Offer to Exchange, (iii) take all steps necessary to obtain any and all required regulatory and/or third-party approvals to effectuate the Exchange Offer and transactions contemplated by the Transaction Documents, (iv) consummate the Exchange Offer and transactions contemplated by the Transaction Documents as soon as practicable on terms consistent with this Agreement, and (v) execute and deliver all Transaction Documents as soon as practicable on terms consistent with this Agreement.
(e)    The Company agrees that it shall not directly or indirectly, or encourage any other person or entity to directly or indirectly, delay, impede or take any other action or inaction to interfere with the acceptance, implementation or consummation of the Exchange Offer.
(f)    The Company agrees that without prior written consent of the Requisite Holders, it shall not withdraw or terminate the Exchange Offer and Consent Solicitation except in the event that (i) on any day while the Exchange Offer and Consent Solicitation is outstanding, any of the conditions to consummation would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts) or waived in accordance with this Agreement and the Term Sheet or (ii) this Agreement is terminated by the Requisite Holders or the Company pursuant to Section 11 hereof; provided that the Company shall be obligated to withdraw and terminate and not effectuate and close the Exchange Offer and Consent Solicitation if this Agreement is terminated by the Requisite Holders pursuant to Section 11(a) hereof.
(g)    The Company agrees that to the extent the transactions contemplated by this Agreement, the Term Sheet and the Offer to Exchange, including the consummation of the Exchange Offer and Consent Solicitation, create any original issue discount (“OID”) under applicable tax codes, the Company will not assert or support any assertion that any such OID up to the aggregate principal amount of the New Notes and any applicable prepayment premium shall be treated as disallowed unmatured interest under section 502(b)(2) of title 11 of the United States Code (as may be amended from time to time, the “Bankruptcy Code”) in connection with any bankruptcy or insolvency proceeding by or with respect to the Company and/or its subsidiaries.
(h)    Assuming the accuracy of the representations and warranties set forth in the Offer to Exchange by the tendering holders of the Existing Notes, the New Notes and the New Shares will (i) qualify for and be issued pursuant to and in compliance with an applicable exemption from registration under the Securities Act and (ii) be issued and granted in compliance with all applicable state securities laws or other applicable laws.
(i)    The Company covenants and agrees that from the date hereof until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, it shall (i) continue to operate the Company’s business in the ordinary course, and (ii) comply with all applicable laws, rules and regulations (including, without limitation, the Securities Act and the Exchange Act and the rules and regulations promulgated under each) in its conduct and completion of the Exchange Offer.
(j)    The Company covenants and agrees that from the date hereof until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, it shall not (i) enter into any contract or agreement with any other person or entity (other than its financial advisors and representatives) with respect to the incurrence, repayment or refinancing of any indebtedness other than in the ordinary course of business or as contemplated by this Agreement (excluding, for the avoidance of doubt, indebtedness under the PNC Facility) or (ii) enter into any contract or agreement with any current or prospective holder of the Existing Notes with respect to the Exchange Offer or the acquisition, repurchase or exchange of any Existing Notes, other than with respect to this Agreement, the Term Sheet or the Offer to Exchange and the transactions contemplated hereby or thereby.
(k)    The Company covenants and agrees that in the event that the preemptive rights set forth in the Investor Rights Agreement shall have been exercised, the Company shall promptly provide written notice to each Supporting Noteholder of such exercise.
Section 5.    Conditions to the Company’s Obligations to Complete the Exchange Offer. The Company’s obligations to complete the Exchange Offer and Consent Solicitation are subject to the satisfaction of the following conditions:
(a)    no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits the consummation of the Exchange Offer or the Consent Solicitation on, or consistent with, the terms and conditions of this Agreement shall have occurred and remain in effect;
(b)    holders of the Existing Notes must have tendered and delivered, as applicable, Existing Notes and Consents in the Exchange Offer and Consent Solicitation, respectively, representing not less than 90% of the aggregate outstanding principal amount of the Existing Notes, which condition may be waived by the Company in its sole discretion; provided, however, that notwithstanding the foregoing, at least 80% of the aggregate outstanding principal amount of the Existing Notes shall have been tendered and delivered unless otherwise consented to by the Requisite Holders;
(c)    the PNC Amendment having been executed and being effective concurrently therewith;
(d)    the Second Lien Intercreditor Agreement Amendment having been executed and being effective concurrently therewith;
(e)    the Supporting Noteholders’ performance and compliance in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Supporting Noteholders on or prior to the Closing; and
(f)    the satisfaction or waiver of any other conditions set forth in the Offer to Exchange.
Section 6.    Agreement to Exchange Subject Notes and Deliver Consents. As long as this Agreement has not been terminated in accordance with its terms and subject to the Company’s performance and compliance with all of its obligations, covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to Closing, each Supporting Noteholder agrees that it will tender to the Company all of its Subject Notes and deliver its Consents pursuant to the terms and conditions of the Exchange Offer and the Consent Solicitation, respectively, and each such Supporting Noteholder shall not withdraw any Subject Notes so tendered or Consents so delivered. For the avoidance of doubt, (i) each Supporting Noteholder will have the option to participate in the Cash Tender Option of the Exchange Offer and (ii) nothing in this Agreement requires any of the Supporting Noteholders to indemnify the Trustee or any other person or entity in any manner whatsoever.
Section 7.    Restrictions on Supporting Noteholders.
(a)    During the term of this Agreement, each Supporting Noteholder agrees that it will not, without the prior written consent of the Company, other than pursuant to the terms hereof, directly or indirectly, by operation of law or otherwise, sell, transfer, pledge, deposit, hypothecate, assign or otherwise dispose of (including by gift) or encumber, or enter into any contract, agreement, arrangement or understanding with respect to the sale, transfer, conversion, pledge, deposit, hypothecation, assignment or other disposition or encumbrance of, any Subject Notes held by such party to any person or entity (each, a “Transfer”); provided, however, that such Supporting Noteholder may Transfer Subject Notes (i) if the transferee is a party to this Agreement or (ii) if the transferee is not a party to this Agreement prior to or upon the effectiveness of the Transfer, such transferee delivers to the Company, at or prior to the time of the proposed Transfer, an executed copy of a transfer agreement in the form attached as Exhibit B pursuant to which the transferee shall assume all obligations of the transferor hereunder in respect of the Subject Notes being transferred and any other Existing Notes owned by the transferee. This Agreement shall in no way be construed to preclude any holder of Subject Notes from acquiring additional Existing Notes or any other interests in the Company; provided, that any such additional Existing Notes shall, upon acquisition, automatically become Subject Notes subject to all the terms of this Agreement.
(b)    Any purported Transfer of the Subject Notes in violation of this Section 7 will be null and void ab initio.
(c)    Each Supporting Noteholder agrees that it shall not directly or indirectly, or encourage any other person or entity to directly or indirectly, delay, impede or take any other action or inaction to interfere with the acceptance, implementation or consummation of the Exchange Offer.
Section 8.    Noteholder Capacity. Each Supporting Noteholder is entering into this Agreement either in its capacity as a beneficial owner of the Subject Notes or in its capacity as discretionary investment manager with authority to bind a beneficial owner of the Subject Notes. Such Supporting Noteholder acknowledges that it is a sophisticated party with respect to its Subject Notes and has adequate information concerning the business and financial condition of the Company, to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon the Company and based on such information as such Supporting Noteholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Noteholder acknowledges that the Company has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 9.    Good Faith Negotiation of Documents; Mutual Assurances.
(a)    Each Party agrees and covenants that it shall negotiate the Transaction Documents in good faith and, in any event, on terms consistent with this Agreement and the Term Sheet.
(b)    Each Party agrees and covenants that it shall use commercially reasonable efforts to take or cause to be taken all actions necessary to consummate the Exchange Offer and Consent Solicitation on the terms and subject to the conditions set forth in this Agreement, the Term Sheet and the Offer to Exchange as expeditiously as possible during the term of this Agreement.
Section 10.    Tax Reporting. With respect to the New Notes, for all U.S. federal, state and local and non-U.S. tax purposes the Company agrees to treat and report such debt instruments as issued at an issue price as reasonably determined by the Requisite Holders after consulting with the Company and reasonably taking into account the Company’s comments, and in accordance with Treas. Reg. §1.1273-2.
Section 11.    Termination.
(a)    This Agreement may be terminated by any Supporting Noteholder (as to such Supporting Noteholder), at the sole discretion of such Supporting Noteholder, by delivery of a notice in accordance with Section 15(a) to the Company and the obligations hereunder shall thereupon terminate and be of no further force and effect, solely as between the Company and such Supporting Noteholder, except to the extent the Requisite Holders terminate this Agreement, in which case this Agreement shall terminate and be of no further force and effect as to all Parties, but in all cases under this Section 11(a) only upon the occurrence of the following:
i.    the Closing shall not have been consummated on or before the date that is fifty (50) business days following the execution of this Agreement by all Parties hereto (the “Outside Date”);
ii.    if the Exchange Offer and Consent Solicitation has not commenced on or before the date that is twenty (20) business days following the execution of this Agreement by all Parties hereto;
iii.    the issuance, enactment, entry, promulgation or enforcement by any governmental authority or court of any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction by any court or governmental authority that prohibits or enjoins the consummation of or renders illegal the Exchange Offer or Consent Solicitation (or any part thereof) on, or consistent with, the terms and conditions of this Agreement, and such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has not been not stayed, reversed or vacated within thirty (30) days after such issuance;
iv.    upon the occurrence of any one or more changes, events, occurrences or effects, which individually or together with any other changes, events, occurrences or effects, have or result in, or would be reasonably likely to have or result in, (a) any material adverse change to or effect on the business, results of operations, liabilities, finances, properties, assets or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or that would affect the ability of the Company to perform its obligations set forth in this Agreement, the Term Sheet or the Offer to Exchange or consummate the Exchange Offer by the Outside Date (a “Material Adverse Effect”), (b) any material adverse change to or effect on general economic, political or financial market conditions, including (i) any material suspension or material limitation of trading in securities generally on any securities exchange in the United States, (ii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency on, or other event that might affect the extension of credit by, banks or other lending institutions in the United States, (iii) any banking moratorium declared by United States federal authorities, (iv) any major disruption of settlements of securities in the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof or (c) any material change in the general economic conditions that affect the industries in which the Company conducts its business;
v.    upon the occurrence of an event of default under the Debt Documents;
vi.    upon the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets or property of the Company in one or more related transactions or the Company taking any corporate action for the purpose of authorizing any of the foregoing;
vii.    upon the material breach of or failure to comply with or perform, in all material respects, any covenant or obligation of the Company contained herein or if any representation or warranty of the Company shall have been or becomes untrue in any material respect (each, a “Terminating Company Breach”) and, if such Terminating Company Breach is capable of being cured, such Terminating Company Breach has not been cured within five (5) business days following notice of such breach to the Company, but, only so long as such Supporting Noteholder providing notice of termination is not then in breach of its representations, warranties, covenants or obligations hereunder; provided, that for the purposes of this provision, the following shall constitute a material breach by the Company immediately upon occurrence: (i) with respect to the Company’s covenants in Section 4(b), if the Company fails to obtain the requisite consents and approvals of the Requisite Holders as provided therein; (ii) with respect to the Company’s covenant in Section 4(c), if the Exchange Offer or any of the Transaction Documents, and any amendment thereto, has been entered into or otherwise effectuated on terms and conditions, and in form and substance, not approved by the Requisite Holders, (iii) with respect to the Company’s covenant in Section 4(h), upon notice from the SEC that the New Notes or the New Shares do not qualify for and cannot be issued pursuant to and in compliance with an applicable exemption from registration under the Securities Act, or (iv) with respect to the Company’s covenant in Section 4(j), upon the Company (i) entering into any contract or agreement with any other person or entity (other than its financial advisors and representatives) with respect to the incurrence, repayment or refinancing of any indebtedness other than in the ordinary course of business or as contemplated by this Agreement (excluding, for the avoidance of doubt, indebtedness under the PNC Facility) or (ii) entering into any contract or agreement with any current or prospective holder of the Existing Notes with respect to Exchange Offer or the acquisition, repurchase or exchange of any Existing Notes other than with respect to this Agreement, the Term Sheet or the Offer to Exchange and the transactions contemplated hereby or thereby;
viii.    if the Company receives a notice of delisting of the Company’s shares of Common Stock from the NYSE;

ix.    if the full amount of the New Shares will not be permitted to be issued to the Supporting Noteholders in connection with the Exchange Offer at Closing as a result of the shareholder approval requirements of the NYSE;
x.    if the Company fails to pay the Noteholder Fees and Expenses (as defined below) in full on or prior to Closing; and
xi.    if less than 80% of the aggregate outstanding principal amount of the Existing Notes have been tendered and delivered along with the related Consents at the expiration of the Exchange Offer and Consent Solicitation, respectively, unless otherwise consented to by the Requisite Holders.
(b)    In the event a Supporting Noteholder terminates this Agreement (as to such Supporting Noteholder) pursuant to Section 11(a) hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice by the Supporting Noteholder, such Supporting Noteholder shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Subject Notes and delivery of such Supporting Noteholder’s related Consents (unless such Supporting Noteholder instructs otherwise), regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdrawal or revoke any Existing Notes tendered or Consents delivered.
(c)    This Agreement may be terminated by the Company, at its sole discretion, by delivery of a notice in accordance with Section 15(a) to the Supporting Noteholders, and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party, upon the occurrence of the following:
i.    the Closing shall not have been consummated on or before the Outside Date;
ii.    the issuance, enactment, entry, promulgation or enforcement by any governmental authority or court of any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that enjoins the consummation of or renders illegal the Exchange Offer and Consent Solicitation (or any part thereof), and such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has not been not stayed, reversed or vacated within thirty (30) days after such issuance; and
iii.    upon a material breach of any covenant contained herein or if any representation or warranty of one or more Supporting Noteholders shall have been or becomes untrue in any material respect, in each case by a Supporting Noteholder or Supporting Noteholders holding 50.1% in aggregate principal amount of the Existing Notes (each, a “Terminating Supporting Noteholder Breach”), and, if such Terminating Supporting Noteholder Breach is capable of being cured, such Terminating Supporting Noteholder Breach has not been cured within the earlier of (x) five (5) business days following notice of such breach to each Supporting Noteholder and (y) one (1) business day prior to the Outside Date, but, in each case, only so long as the Company is not then in breach of its representations, warranties, covenants or obligations hereunder.
(d)    This Agreement will automatically terminate upon the earlier of (A) the mutual written consent of the Parties; (B) the valid withdrawal and termination of the Exchange Offer and Consent Solicitation; (C) the consummation of the Exchange Offer and Consent Solicitation; (D) the filing by the Company or any of its subsidiaries of a bankruptcy petition under the Bankruptcy Code or commencement of similar proceedings under applicable insolvency laws, the filing of an involuntary bankruptcy petition under the Bankruptcy Code or commencement of similar proceedings under applicable insolvency laws with respect to the Company or any of its subsidiaries or the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or any of its material subsidiaries or their material properties; or (E) the repayment in full, in cash of all outstanding Existing Notes, at the principal amount thereof (together with all accrued interest, fees, premiums and like amounts).
(e)    This Agreement will further automatically terminate as to any Supporting Noteholder upon the Transfer of all of such Supporting Noteholder’s Subject Notes pursuant to and in accordance with Section 7 hereof. No termination of this Agreement shall relieve or otherwise limit any Party of liability for any breach of this Agreement occurring prior to such termination. This Section 11, Section 13 and Section 15 shall survive termination of this Agreement, and Section 4(g), Section 4(h) and Section 9(a) shall survive termination of this Agreement if the Exchange Offer is consummated.
Section 12.    Agreements Coupled with an Interest. The agreements contained herein relating to tendering and delivery of consents are coupled with an interest and, except as expressly contemplated herein, may not be revoked during the term of this Agreement.
Section 13.    Certain Disclosures; Publicity; Communications with the SEC
(a)    No Party shall issue any press release or public announcement or make any other public disclosure, including any filing with the SEC, concerning this Agreement, the Exchange Offer or the facts and circumstances thereof, without obtaining the prior written approval of each of the Company and the Requisite Holders, unless, in the sole judgment of a Party, disclosure by such Party is otherwise required by applicable state or federal securities laws or other applicable laws; provided, that, to the extent required by applicable state or federal securities laws or other applicable laws, the Party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable law, to consult with the other Parties with respect to the timing and content thereof; provided, further, that the Supporting Noteholders and their respective affiliates are permitted to report and disclose the status of this Agreement and the Exchange Offer to their limited partners or prospective limited partners, as applicable, in the ordinary course of business and consistent with past practice, subject to any confidentiality and nondisclosure restrictions set forth in any contract, agreement, arrangement or understanding that governs the relationship between such Parties and their respective limited partners or prospective limited partners. The Company shall give the Requisite Holders an opportunity to review and comment on all public disclosures, including press releases, any filing with the SEC (including, but not limited to Form 8-Ks) or other statements, concerning this Agreement, the Exchange Offer or the facts and circumstances thereof, and such documents shall be in form and substance reasonably acceptable to the Requisite Holders, subject to applicable state or federal securities laws or other applicable laws.
(b)    The Supporting Noteholders hereby permit and authorize the Company to publish and disclose the Supporting Noteholders’ aggregate ownership of the Existing Notes collectively and the nature of the Supporting Noteholders’ and the Company’s commitments, arrangements and understandings pursuant to this Agreement in any press release or any other disclosure document in connection with the Exchange Offer; provided, however, that, except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the applicable Supporting Noteholder’s prior consent, (i) use the name of any Supporting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the SEC, or (ii) disclose the specific holdings of the Existing Notes of any Supporting Noteholder to any person or entity if such Supporting Noteholder is named in such disclosure (it being understood that in no event will the Company make any filings with the SEC that include such names or holdings).
(c)    Notwithstanding anything to the contrary set forth herein or in those certain nondisclosure agreements entered into between the Company, on the one hand, and certain of the Supporting Noteholders, on the other hand (the “Nondisclosure Agreements”), the Company hereby permits and authorizes each Supporting Noteholder to disclose the existence of this Agreement, together with any Evaluation Material (as defined in the Nondisclosure Agreements) related to this Agreement and the Offer to Exchange and the transactions contemplated hereby and thereby, to any bona fide potential purchaser of Existing Notes held by such Supporting Noteholder after such bona fide potential purchaser executes a confidentiality and nondisclosure agreement for the benefit of the Company containing terms at least as protective as and in the terms set forth in the Nondisclosure Agreements.
(d)    The Company shall include the Requisite Holders and their counsel in all communications with the staff of the SEC, if applicable, with respect to the Exchange Offer. In addition, the Company shall provide the Requisite Holders and their counsel with reasonable opportunity to review and comment on any proposed written communications (including by e-mail) with the staff of the SEC, if applicable, regarding the Exchange Offer.
Section 14.    Fees and Expenses. In addition to execution and delivery of the Transaction Documents and other deliverables described in or contemplated by the Offer to Exchange in order to consummate the Exchange Offer, the following must be delivered or completed at or prior to Closing:
(a)    Contemporaneously with the execution of this Agreement, and as a condition to the effectiveness of this Agreement, the Company shall execute a fee letter obligating the Company to reimburse the Requisite Holders for the Noteholder Single Legal Counsel Expenses as contemplated in the Term Sheet; and
(b)    At or prior to Closing, and as a condition to Closing, the Company shall, by wire transfer of immediately available funds, pay all outstanding Noteholder Single Legal Counsel Expenses.
Section 15.    Miscellaneous.
(a)    Notices. All demands, notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given (i) on the day of delivery if delivered personally, (ii) upon receipt if sent via facsimile (with confirmation) or by electronic mail (with confirmation), (iii) on the day of delivery if mailed by registered or certified mail (return receipt requested) or (iv) on the day of delivery if delivered by an express courier (with confirmation). Any notice or other communication required or permitted hereunder shall be delivered to the following addresses and facsimile numbers:
i.    if to the Company to:
2105 CityWest Blvd.
Suite 400
Houston, TX 77042-2839
Attention: Jamey Seely, Esq., Executive Vice President, General Counsel and Corporate Secretary

Facsimile:
Email: Jamey.seely@iongeo.com
with a copy (which shall not constitute notice) to:
700 Louisiana Street
Suite 3400
Houston, TX 77042-2730
Attention: Jeff M. Dobbs, Esq. & Robert F. Gray, Jr., Esq.
Facsimile: (713) 238-4888
Email: jdobbs@mayerbrown.com
    rgray@mayerbrown.com

ii.    if to the Supporting Noteholders:
such Supporting Noteholder at the address shown for such Supporting Noteholder on the applicable signature page hereto with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10007
Attention: Brad Eric Scheler, Esq. & Jennifer L. Rodburg, Esq.
Facsimile (212) 859-8000
Email: brad.eric.scheler@friedfrank.com
jennifer.rodburg@friedfrank.com

(b)    No Recourse. Each Party acknowledges and agrees that all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute, including single business enterprise and piercing the veil causes of action) that may be based upon, arise under or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the persons or entities that are expressly identified as Parties to this Agreement.
(c)    Amendments. This Agreement, including any exhibits or schedules hereto (including the Term Sheet) may be amended, modified, altered or supplemented only by a written instrument executed by all of the Parties. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.
(d)    Waiver. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.
(e)    Governing Law. This Agreement (and all claims, controversies and cause of action relating to or otherwise arising in connection with this Agreement and the transactions contemplated hereby) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provisions that would cause the application of laws of any jurisdiction other than the State of New York.
(f)    Exclusive Jurisdiction. Each of the Parties irrevocably agrees that any and all suits, legal actions or proceedings arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to and accepts the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Exchange Offer, and hereby waives any objection or defense it may now or hereafter have based on inconvenient forum in any such actions or proceedings. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.
(g)    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 15(g).
(h)    Specific Performance/Damages. Each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach the other Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such Parties may be entitled, at law or in equity. In no event will any of the Parties be liable for incidental, consequential, punitive or exemplary damages in any action arising from or relating to this Agreement.
(i)    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
(j)    Assignment. Subject to Section 7 hereunder, this Agreement will not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns; provided that notwithstanding anything else set forth in this Agreement, Section 4(g) and Section 4(h) shall be automatically assigned to transferees (and subsequent transferees) of Existing Notes, in addition to being for the benefit of the Supporting Noteholders.
(k)    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.
(l)    Prior Agreements. This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof. Except with respect to the Nondisclosure Agreements, which are in effect on the date hereof, this Agreement supersedes all prior negotiations and agreements among the Parties with respect to the matters set forth herein.
(m)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page to this Agreement.
(n)    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.
(o)    No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict any rights, remedies and interests of the Parties. Without limiting the foregoing sentence in any way, if the Exchange Offer is not consummated, or if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies and interests.
(p)    Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.
(q)    Obligations Several. Notwithstanding that this Agreement is being executed by multiple Supporting Noteholders, the obligations of the Supporting Noteholders under this Agreement are several and not joint. No Supporting Noteholder shall be responsible in any way for the performance of the obligations of any other Supporting Noteholder under this Agreement, and nothing contained herein, and no action taken by any Supporting Noteholder pursuant hereto shall be deemed to constitute the Supporting Noteholders as a partnership, an association or joint venture of any kind, or create a presumption that the

Supporting Noteholders are in any way acting other than in their individual capacities. None of the Supporting Noteholders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Supporting Noteholder acknowledges that no other Supporting Noteholder will be acting as agent of such Supporting Noteholders in connection with monitoring such Supporting Noteholder’s investment or enforcing its rights under this Agreement or the other Transaction Documents to be entered into in connection with the consummation of the Exchange Offer and Consent Solicitation.
(r)    Acknowledgement. This Agreement is not and shall not be deemed to be a solicitation for the Exchange Offer or Consent Solicitation.
(s)    Further Assurances. From time to time after the date of this Agreement, each of the Parties shall: (a) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including by (i) cooperating with, and instructing their respective representatives to cooperate with, any procedures necessary to effect the Closing, and (ii) executing, acknowledging and delivering to the other Parties such other documents, instruments and certificates, and taking such other actions, as any other Party may reasonably request in order to consummate the transactions contemplated hereby; and (b) refrain from taking any action that would frustrate the purposes and intent of this Agreement.
(t)    Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Exhibit, Section or Schedule, such reference shall be to an Article, Exhibit, Section or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
(u)    Effectiveness. This Agreement shall become immediately effective and binding as to each Party on the date when counterpart signature pages to this Agreement have been executed and delivered by the Company and each such Party.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ION GEOPHYSICAL CORPORATION By: /s/ R. BRIAN HANSON Name: R. Brian Hanson Title: President and CEO

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ECF VALUE FUND, LP
ECF VALUE FUND II, LP
ECF VALUE FUND INT’L LTD

By:  /s/ JEFFREY L. GATES
Name: Jeffrey L. Gates
Title: Managing Partner, Gates Capital Management, LP
   President, Gates Capital Management, Inc.

Notice Information
Address: 1117 Avenue of the Americas, 46th Floor, NYC 10036
Attention:
Facsimile:
Email: jgates@gatescapital.com

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

OSTERWEIS STRATEGIC INCOME FUND

By:  /s/ BRADLEY KANE
Name: Bradley Kane
Title: Assistant Porfolio Manager

Notice Information
Address: 1 Maritime Plaza, Suite 800 San Francisco, CA 94111
Attention: Bradley Kane
Facsimile: 415-434-0918
Email: Bradley.Kane@Osterweis.com

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

AT MLP FUND, LLC

By:  /s/ CHRIS LINDER
Name: Chris Linder
Title: Senior Vice President

Notice Information
Address: 1700 Lincoln Street, Suite 2550 Denver, CO 80203
Attention: Amanda Garvey
Facsimile: 303-296-0111
Email: agarvey@atlantictrust.com

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

[SUPPORTING NOTEHOLDER]

By:  /s/ PETER SCHWAB
Name: Peter Schwab
Title: Portfolio Manager

Notice Information
Address: 30 Pen Hallow St. Portsmouth, NH 03801
Attention: Peter Schwab
Facsimile:
Email: pschwab@paxworld.com

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

[SUPPORTING NOTEHOLDER]
SIMPLON INTERNATIONAL LIMITED

By:  /s/ THOMAS A. MCKAY
Name: Thomas A. McKay
Title: Its Attorney-In-Fact

Notice Information
Address: 45 Rockefeller Plaza, Suite 2105
    New York, NY 10111
Attention: Malone Ma
Facsimile: 212-315-4375
Email: malone@tamckay.com

Schedule I

Supporting Noteholder	Principal Amount of Existing Notes
ECF Value Fund, LP
ECF Value Fund II, LP
ECF Value Fund Int’l Ltd
Osterweis Strategic Income Fund
AT MLP Fund, LLC
Pax World High Yield Bond Fund
Simplon International Limited

EXHIBIT A
TERM SHEET
[Attached.]

ION GEOPHYSICAL CORPORATION
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

February 26, 2016

This term sheet (the “Term Sheet”) sets forth certain principal terms and conditions upon which certain funds and accounts advised by Gates Capital Management, Inc. and certain other bondholders (collectively, the “Supporting Noteholders”) will agree to refinance and exchange (the “Exchange”) their holdings of 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”) issued by ION Geophysical Corporation (“ION,” together with its subsidiaries and affiliates (where applicable), the “Company”), into new notes of the Company on the terms and conditions set forth herein.

This Term Sheet does not describe all of the material terms of the Exchange. This Term Sheet shall be governed by Rule 408 of the Federal Rules of Evidence and any and all similar and applicable rules and statutory provisions governing the non-admissibility of settlement discussion. Nothing herein and nothing contemplated by or resulting from any of the transactions contemplated herein will prejudice or act as waiver of any claims, causes of action or defenses the Company, the parties hereto or any third-party may have relating to the Company. The proposed terms and conditions set forth in this Term Sheet are intended merely as an outline of certain material terms of the Exchange. This Term Sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the Exchange and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein or in that certain support agreement (the “Support Agreement”) to be entered into by and among the Company and the Supporting Noteholders and to which this Term Sheet is attached. Any binding commitment by or on behalf of the Company or the Supporting Noteholders relating to or to consummate the Exchange contemplated by this Term Sheet shall be set forth in the Support Agreement and the definitive documentation relating to the Exchange. Capitalized terms used but not otherwise defined herein or in the Support Agreement shall have the meaning ascribed to them in the indenture governing the Existing Notes (the “Existing Notes Indenture”) (with conforming changes to such definitions in so far as they are to be used in the indenture governing the New Notes (the “New Notes Indenture”) to be made as necessary and as agreed to by the Company and the Supporting Noteholders).

I.    Assumptions
This Term Sheet is based on the following assumptions.

PNC Facility:
The aggregate principal amount of indebtedness outstanding under the PNC Credit Facility is $0. The aggregate commitment of the lender under the PNC Credit Facility is $40,000,000, which is subject to a borrowing base, which is $40,000,000.

Existing Notes:	The aggregate outstanding face amount of the Existing Notes is $175,000,000 plus accrued and unpaid interest thereunder.
Equity:
The Company has 10,620,776 shares of common stock outstanding. The Company is authorized to issue 26,666,667 shares of common stock with a $0.01 par value and 5,000,000 shares of preferred stock with a $0.01 par value. No preferred stock has been issued or is outstanding.

II.    Exchange Offer

Exchange Offer:
On or before the Consummation Deadline (defined below), the Company shall commence an exchange offer for the Existing Notes (the “Exchange Offer”). The Exchange Offer shall provide each eligible participant with the option to tender and exchange all of such participant’s Existing Notes for the following consideration:

•    $1,000 in principal amount of new second priority senior secured notes (the “New Notes”) for each $1,000 of Existing Notes validly exchanged, the terms of which are set forth below in Part III; and

•    10 shares of the Company’s common stock for each $1,000 of Existing Notes validly exchanged.

The New Notes will be (a) represented in registered, global form, without interest coupons (“Global Notes-”), (b) deposited upon issuance with the Trustee as custodian for The Depositary Trust Company (“DTC”) and (c) registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC, as further described in the “Description of the New Notes” prepared in connection with the Exchange. Holders of the Existing Notes that are not affiliates and have met the requisite holding requirements and that execute and deliver a certificate to that effect (to be included in the Exchange Offer materials), will receive their New Notes in the form of beneficial interests in an Unrestricted Global Note (i.e., Global Note that does not bear a private placement or other restrictive legend).

Conditions:
The Company’s obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is subject to the occurrence of the following:

•    the entry into the Second Amendment to the PNC Credit Facility on terms satisfactory to the Company and to the Supporting Noteholders, which among other things, will permit the Company to issue the New Notes, and to grant the liens in connection therewith;

•    the entry by holders of Existing Notes into lock-up agreements, the terms of which are set forth below in Part IV;

•    the Support Agreement being in full force and effect as between the “Requisite Holders” (as defined in the Support Agreement) and the Company; and

•    at least 90% of the aggregate principal amount of outstanding Existing Notes shall have been tendered into the exchange and not validly withdrawn, which condition may be waived by the Company, but not lower than 80% without the consent of the Requisite Holders.

The foregoing conditions may be waived by the Company with the consent of the Requisite Holders.

Repurchase Right:
Following the closing of the Exchange Offer, the Company will have the right, but not the obligation, to purchase non-exchanged Existing Notes for cash consideration not to exceed 55% of par. The Company may not voluntarily purchase non-exchanged Existing Notes that are held by holders known by the Company to be insiders or affiliates of the Company.

Exit Consents:
Simultaneous with the commencement of the Exchange Offer, the Company agrees to seek consents (the “Consents”) from each holder of Existing Notes for the amendment of the Existing Notes Indenture so as to (i) eliminate substantially all covenants, defaults, events of defaults and other provisions as agreed to by the Supporting Noteholders that do not require the consent of each holder affected thereby pursuant to Section 9.02 of the Existing Notes Indenture and (ii) release all liens on the collateral securing the Existing Notes. Holders of Existing Notes shall be required to provide Consents as a condition to participating in the Exchange Offer (the “Consent Solicitation”). The Company shall not pay any fee or other consideration to the consenting holders of Existing Notes in connection with the Consents. Any executed Consents shall become effective only upon the consummation of the Exchange Offer.

III.    General Terms of New Notes

Interest:	9.125% paid semiannually in cash
Maturity Date:	December 15, 2021.
Guarantors:	Same Guarantors as currently guarantee the Existing Notes and the PNC Credit Facility.

Ranking and Security:
The New Notes shall rank (i) pari passu in right of payment to (a) all Senior Indebtedness (as defined below), including all obligations under the PNC Credit Facility, and (b) any additional New Notes or other pari passu indebtedness and (ii) effectively senior in right of payment to all other indebtedness of the Company (to the extent of the value of Collateral), including the non-exchanged Existing Notes, and (iii) senior in right of payment to any indebtedness of the Company that is contractually subordinated in right of payment to the Company’s other Senior Indebtedness.
The New Notes shall be secured by a second priority security interest on all of the assets securing the Senior Indebtedness, including the PNC Credit Facility, which constitute substantially all of the assets of ION and the Guarantors (other than the Excluded Assets). The liens securing the New Notes shall only be junior to the liens securing the Senior Indebtedness (including the PNC Credit Facility) and any other Permitted Prior Liens, so long as such Senior Indebtedness is not otherwise subordinated in right of payment or proceeds of the realization of Collateral (including in the form of last-out tranches) to any other indebtedness of the Company.

Optional Redemption:
All or any portion of the New Notes shall be redeemable on and after December 15, 2019 at 105.50%, declining to 103.50% on December 15, 2020 and thereafter declining to par on the Maturity Date.
Prior to December 15, 2019, all or any portion of the New Notes shall be redeemable at a price of 100% plus the Applicable Premium.
At any time prior to December 15, 2019, up to 35% of the New Notes shall be redeemable at a price of 110% in an amount not to exceed the net cash proceeds from an Equity Offering by the Company, subject to certain terms and conditions to be contained in the New Notes Indenture.

Mandatory Redemption:	Same as in the Existing Notes Indenture (offers to purchase out of the asset sale proceeds and upon the change of control).

Incurrence of Debt:
The Company shall be permitted to incur, in exchange for cash proceeds, up to $100,000,000 of senior indebtedness (including indebtedness under one or more Credit Facilities), which may be secured by first priority liens (the “Senior Indebtedness”) and which amount shall include, among other things, (i) any indebtedness under the PNC Credit Facility, (ii) any indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding and (iii) letters of credit and and/or bank guarantees; provided, however, that any refinancing of the non-exchanged Existing Notes with senior indebtedness shall have (x) a maturity date at least ninety (90) days after the maturity date of the New Notes and (y) a face amount not to exceed 55% of par of the non-exchanged Existing Notes.
Liens to secure indebtedness of Foreign Subsidiaries shall relate only to assets and properties of Foreign Subsidiaries.
The Company shall be permitted to incur up to $25,000,000 of additional New Notes.
The Company shall be permitted to incur up to $25,000,000 of indebtedness in connection with the Company’s entry into capital leases, on arm’s length and market business terms.
All other provisions for the limitations on the incurrence of indebtedness to be negotiated and mutually agreeable to the Company and the Supporting Noteholders, including, without limitation, provisions for incurrence of indebtedness based on the Fixed Charge Coverage Ratio test and limits on Hedging Obligations.
Notwithstanding anything herein to the contrary, the Company shall not incur any indebtedness of any kind that is contractually subordinated either in right of payment or in respect of the proceeds of collateral (including by way of “last out” tranches) to any other indebtedness of the Company unless such indebtedness is also contractually subordinated in right of payment or in respect of the proceeds of collateral, as the case may be, to the New Notes and the applicable guarantee of the New Notes on substantially identical terms.

Restricted Payments and Investments:
The provisions of the New Notes Indenture regarding Restricted Payments and Permitted Investments shall be consistent with the terms of the Existing Notes Indenture except as follows:
•    The general Restricted Payments basket (Section 4.07(b)(xiv) under the Existing Notes Indenture) shall be $10,000,000; provided, that the amount available under the general Restricted Payments basket shall increase by the amount of Cash Tender Cap not used in connection with the Cash Tender Option.
•    The amount of Equity Interests permitted to be repurchased from officers, directors and employees (Section 4.07(b)(v) under the Existing Notes Indenture) shall be reduced to $1,000,000 (from $5,000,000) in any twelve-month period and the amount of unutilized capacity from the preceding twelve-month period available for carry over into the next twelve-month period shall be reduced to $1,000,000 (from $5,000,000).
In addition, the Company shall be permitted to make all payments of interest on the non-exchanged Existing Notes and of principal and accrued interest upon the maturity date of the non-exchanged Existing Notes.
Any repurchase, redemption, defeasance or other acquisition or retirement for cash of the Existing Notes, in each case at the option of the Company, occurring on or after the date of the New Notes Indenture constituting a Restricted Payment shall be for consideration in an aggregate principal amount not to exceed 55% of par, plus accrued and unpaid interest thereon. The Company shall not voluntarily repurchase, redeem, defease or otherwise acquire or retire Existing Notes after the date of the New Notes Indenture from holders known by the Company to be affiliates unless such repurchase, redemption, defeasement, acquisition or retirement is made available to all holders of the Existing Notes on the same basis.

Incremental Indebtedness:	The Company may incur additional pari passu or junior indebtedness equal to the amount of any New Notes redeemed.
Other Covenants:	All other covenants to be determined and agreed to by the Supporting Noteholders and otherwise consistent with the Existing Notes Indenture.
IV.    Common Stock

Lock-Up:
Each holder of Existing Notes that tenders and exchanges its Existing Notes in the Exchange Offer shall execute a lock-up agreement (to be included in the Exchange Offer materials) pursuant to which such holder shall acknowledge and agree that, unless waived by the Company in writing, the shares of the Company’s common stock issued in the Exchange Offer may not be transferred for a period of 3 months following the Closing Date.

V.    Other Terms of Exchange Offer

Consummation Deadline:	The Exchange shall have been consummated by a date to be negotiated and mutually agreeable to the Company and the Requisite Holders (the date that the Exchange is consummated, the “Closing Date”).
Payments on Existing Notes:
At all times prior to the Closing Date, including prior to entry into definitive documentation regarding this Term Sheet, the Company shall pay in the ordinary course and in a timely manner all payments required under the Existing Notes Indenture and shall pay in cash on the Closing Date all accrued and unpaid interest.

Structure Considerations:	The Exchange and all transactions contemplated in this Term Sheet shall be subject to review and modification based on tax and other considerations.
Press Release:
The Supporting Noteholders will be given an opportunity to comment on all public statements by the Company related to the Exchange (including press releases, Form 8-Ks or other statements) to be in form and substance reasonably acceptable to the Requisite Holders, subject to applicable law or rules of any securities exchange.

Approval of Definitive Documents:
The terms, conditions and circumstances of any and all documents relating to the transaction shall be in form and substance acceptable to the Company and the Requisite Holders in all respects and must be expressly approved by the Company and the Requisite Holders.

Supporting Noteholders’ Fees and Expenses:
The Company shall execute a fee letter that obligates the Company to reimburse the Supporting Noteholders for all reasonable costs, fees and expenses (the “Noteholder Single Legal Counsel Expenses”), incurred by a single legal counsel to certain of the Supporting Noteholders, which will be Fried, Frank, Harris, Shriver & Jacobson LLP. It shall be a condition to closing the Exchange Offer that all outstanding Noteholder Single Legal Counsel Expenses are reimbursed by the Company in full at the closing of the Exchange Offer.

Notwithstanding anything to the contrary, the obligation of the Company to reimburse any Noteholder Single Legal Counsel Expenses shall be conditioned upon the execution and delivery of the Support Agreement by and between the Company and holders of no less than 65% of the outstanding Existing Notes as of the date of such execution and delivery, and the Company shall not be obligated to reimburse any Noteholder Single Legal Counsel Expenses incurred prior to such date in excess of $425,000 in the aggregate. The reimbursement shall be made by the Company by wire transfer simultaneous with the delivery of signature pages for all such holders.

Consents:	The Company shall obtain the necessary consents, if any, in order to implement the transactions contemplated herein.
Other Conditions to Closing:
In addition to the foregoing, the Exchange shall be subject to usual and customary conditions for a transaction of this type, as well as other conditions acceptable to the Requisite Holders and the Company.

Governing Law:	New York.

EXHIBIT B
FORM OF TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands that certain Support Agreement, dated as of February 26, 2016 (as it may be amended in accordance with its terms, the “Agreement”), by and among ION Geophysical Corporation, [Transferor’s Name] (“Transferor”) and the other Supporting Noteholders (as defined therein) party thereto, and, in accordance with Section 7 of the Agreement, agrees to be bound by the terms and conditions of the Agreement and shall be deemed a “Supporting Noteholder” under the terms of the Agreement pursuant to the terms and conditions thereof.
[Signature page follows]